Exhibit 14.1

Ameren Corporation

Code of Ethics for Principal Executive and Senior Financial Officers
Ameren Corporation (the “Company”) seeks to promote ethical conduct in its financial management and reporting. As a public company, it is essential that the Company's filings with the Securities and Exchange Commission (“SEC”) are accurate, complete and understandable. Senior financial officers hold an important and elevated role in this process. This Code of Ethics applies to (i) the Principal Executive Officer, the President, the Chief Financial Officer, the Principal Financial Officer, the Controller, the Principal Accounting Officer and the Treasurer of the Company, (ii) officers holding substantially equivalent positions at any of the Company's subsidiaries which are registered companies pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), and (iii) any other persons that may be designated by the Nominating and Corporate Governance Committee of the Board of Directors (each, a “Senior Officer”).
Each Senior Officer shall:
1.    Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.
2.    Provide the Board of Directors with information that is accurate, complete, objective, relevant, timely and understandable.
3.    Comply with laws, rules and regulations of federal, state and local governments and regulatory agencies.
4.    Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated.
5.    Respect the confidentiality of information acquired in the course of his or her work at the Company except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of his or her work will not be used for personal advantage.
6.    Share knowledge and maintain skills important and relevant to the Company's needs.
7.    Proactively promote ethical behavior within the Company.
8.    Promote responsible use of and control over all Company assets and resources.
9.    Disclose information required to be included in periodic reports filed with the SEC or required to be provided to any other governmental entity in a full, fair, accurate, timely and understandable manner.

10.     Comply with all Company policies, including the Corporate Compliance Policy.

11.    Promptly report any violation or possible violation of this Code of Ethics, including any information concerning (a) significant or material deficiencies or weaknesses in the design or operation of the internal controls of the Company, (b) any fraud, whether or not material, involving any member of management or other employee who has a significant role in financial reporting, disclosures or internal controls of the Company, or (c) any other matters that could have a material adverse effect on the Company's ability to record, process, summarize and report financial data, to the Company's General Counsel and a member of the Nominating and Corporate Governance Committee or the Audit and Risk Committee, as the case may be, in accordance with the procedures established under the Company's Corporate Compliance Policy, which include reporting on a confidential or anonymous basis.
This Code of Ethics does not summarize all laws, rules, regulations and Company policies applicable to the Senior Officers. Please consult the Company's Corporate Compliance Policy and Corporate Compliance Guidebook which the Company has prepared with respect to certain laws, rules, regulations and Company policies.
Violations of this Code of Ethics may subject a Senior Officer to disciplinary action, ranging from a reprimand to dismissal and possible criminal prosecution.
Each Senior Officer shall certify each year that such Officer has not violated this Code of Ethics and is not aware of any violations of the Code that have not been reported to the Nominating and Corporate Governance Committee or the Audit and Risk Committee, as the case may be.
This Code of Ethics may be amended, modified or waived by the Board of Directors and waivers may also be granted by the Nominating and Corporate Governance Committee, subject to the disclosure and other provisions of the Exchange Act and the rules thereunder and the applicable rules of the New York Stock Exchange.

Dated: February 8, 2013